EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
United Financial Corp.:


         We consent to incorporation by reference in the registration statement on Form S-8 of United Financial Corp. of our report dated February 17, 2000, relating to the consolidated balance sheets of United Financial Corp. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of United Financial Corp.


                                                       /s/ KPMG LLP


Billings, Montana
January 3, 2001